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                                                                    Exhibit 12.1

                                  BANCTEC, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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

                                                  Three Months          Twelve Months    Nine Months     Restated Fiscal
                                                     Ended                  Ended           Ended          Years Ended
                                                    March 31,            December 31,    December 31,        March 26,
                                                    ---------            ------------    ------------        ---------
                                                 1998       1997       1997       1996       1995        1995        1994
                                                 ----       ----       ----       ----       ----        ----        ----
FIXED CHARGES:
       Interest expense                        $  1,727   $  1,753   $  7,730   $  7,927   $  7,309    $ 10,021    $  7,186
       Implicit interest on operating leases        759        663      2,818      3,052      2,257       3,826       3,137
       Amortization of deferred debt expense          0         14         51         65         48          65          65
                                               --------   --------   --------   --------   --------    --------    --------
              Total Fixed Charges                 2,486      2,430     10,599     11,044      9,614      13,912      10,388

Earnings before provision for income taxes       15,720     15,667     65,863     57,970    (70,715)     (6,155)     32,307
Fixed charges                                     2,486      2,430     10,599     11,044      9,614      13,912      10,388
                                               --------   --------   --------   --------   --------    --------    --------

              EARNINGS, AS DEFINED               18,206     18,097     76,462     69,014    (61,101)      7,757      42,695

Ratio of earnings to fixed charges (1)              7.3        7.4        7.2        6.2       -6.4         0.6         4.1
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(1) Earnings for the nine months ended December 31, 1995 and for the restated
    fiscal year ended March 26, 1995 were inadequate to cover fixed charges.
    Additional earnings of $70.7 million and $6.2 million, respectively, were required to achieve a ratio of earnings to fixed charges of 1.0.